UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2016

CLECO CORPORATE HOLDINGS LLC

(Exact name of Registrant as specified in its charter)

Louisiana	1-15759	72-1445282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2030 Donahue Ferry Road Pineville, Louisiana		71360-5526
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (318) 484-7400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 24, 2016, Cleco Corporate Holdings LLC (the “Issuer”) completed the private sale of $165,000,000 in aggregate principal amount of 3.250% Senior Secured Notes due 2023 (the “Notes”). The Issuer intends to use the net proceeds from the issuance and sale of the Notes to repay a portion of the amounts due under its acquisition loan facility and to pay fees and expenses related to the offering.

Purchase Agreement

On May 20, 2016, the Issuer entered into a purchase agreement (the “Purchase Agreement”) with CoBank, ACB (the “Purchaser”). Pursuant to the Purchase Agreement, the Issuer agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Issuer, $165.0 million in aggregate principal amount of the Notes. The Purchase Agreement contains customary representations and warranties of the parties. The sale of the Notes closed on May 24, 2016.

Indenture

The Notes were issued pursuant to an indenture, dated as of May 17, 2016 (the “Base Indenture”), between the Issuer and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 17, 2016 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 17, 2016 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of May 24, 2016 (the “Third Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The Notes were offered at an original issue price of 100.0%.

Interest and Maturity

The Notes bear interest at a rate of 3.250% and mature on May 1, 2023. Interest is payable on the Notes on May 1 and November 1 of each year, commencing November 1, 2016.

Ranking, Security and Guarantees

The Notes are the Issuer’s senior secured obligations and will rank equally with all of its existing and future senior indebtedness but, to the extent of the value of the collateral securing the Notes, will be effectively senior to all of the Issuer’s unsecured senior indebtedness. The Notes are also senior to all of the Issuer’s existing and future subordinated debt. The Notes are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Issuer’s subsidiaries, including Cleco Power LLC.

The Notes are secured on a first-lien basis by the same assets that will secure the Issuer’s senior secured credit facilities, which assets consist principally of 100% of the limited liability company membership interests in Cleco Power LLC and all indebtedness, if any, owed by Cleco Power LLC to Issuer from time to time (the “Collateral”). The Notes will be secured by the Collateral until the date on which the Issuer has retired all of its indebtedness that is secured by the Collateral other than the securities issued under the Indenture (the “Collateral Release Date”). From and after the Collateral Release Date, the Notes will become unsecured and will rank equally with all of the Issuer’s other unsecured senior indebtedness.

The obligations to pay the principal of, premium, if any, and interest on the Notes are solely the obligations of the Issuer, and none of the Issuer’s subsidiaries or affiliates will guarantee or provide any credit support for the Notes.

Covenants

The Indenture contains restrictive covenants that, among other things, restrict the Issuer’s ability to merge, consolidate or transfer or lease all or substantially all of its assets or create or incur liens.

Events of Default

The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately.

Redemption

The Issuer may redeem the Notes, in whole or in part, at any time prior to April 1, 2023, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make-whole” premium set forth in the Indenture. The Issuer may redeem the Notes, in whole or in part, at any time on or after April 1, 2023, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If the Issuer experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from registration requirements.

The foregoing summary of the Indenture is qualified in its entirety by reference to the Base Indenture and the Third Supplemental Indenture, which are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information set forth under the caption “Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Document

4.1	Indenture, dated May 17, 2016 (incorporated by reference to Exhibit 4.1 of the Issuer’s Current Report on Form 8-K filed May 17, 2016).

4.2	Third Supplemental Indenture, dated May 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLECO CORPORATE HOLDINGS LLC

By:	/s/ Terry L. Taylor
Terry L. Taylor
Chief Financial Officer, Controller
and Chief Accounting Officer

May 24, 2016

EXHIBIT INDEX

Exhibit No.	Document

4.1	Indenture, dated May 17, 2016 (incorporated by reference to Exhibit 4.1 of the Issuer’s Current Report on Form 8-K filed May 17, 2016).

4.2	Third Supplemental Indenture, dated May 24, 2016.